RESIGNATION LETTER

November 17, 2007

The Board of Directors of
New Paradigm Productions, Inc.
12890 Hilltop Road
Argyle, TX 76226

Gentlemen:

This letter confirms that I hereby resign from all of the offices of New Paradigm Productions, Inc. (the "Corporation") that I hold effective immediately and as a director effective immediately.

My resignation is not the result of any disagreement with the Corporation on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Sincerely,

Richard Crimmins